Exhibit 99.1

Media Contact: Tim McIntyre 734-930-3563 Tim.McIntyre@dominos.com

Domino’s Pizza Names John Macksood to EVP, Supply Chain;

David Mounts Leaving Domino’s to Become CEO of Inmar, Inc.

Ann Arbor, Michigan, March 8, 2010 – Domino’s Pizza (NYSE:DPZ), the recognized world leader in pizza delivery, today announced it has named experienced leader John Macksood to the position of Executive Vice President of Supply Chain. Macksood, 47, has been with the company for 24 years. He was previously second-in-command for the supply chain operation as its Vice President of Logistics and Network Planning, and played a vital role in that division’s growth.

Domino’s President and CEO J. Patrick Doyle congratulated Macksood on his new position, and offered his vote of confidence: “John has been key to our successful history in supply chain. I’m confident he will drive positive, reliable results for our company into the future, and to continue the strong partnership with franchisees that makes this business a unique part of our success story.”

Macksood joined Domino’s in 1986 from North American Van Lines Company. He has held positions of increasing responsibility at Domino’s in logistics and purchasing; and has overseen the creation of business line extensions, including a produce processing plant, freight redistribution and thin crust shell processing plant. He graduated from Michigan State University with a Materials Logistics Management degree. A Michigan native, Macksood is married to Denise and has two children: Chad, 17 and Madison, 13.

The company also announced that current Executive Vice President of Supply Chain, L. David Mounts, will be leaving Domino’s, effective April 1. Mounts has accepted the position of CEO of Inmar, Inc. The company, located in Winston-Salem, North Carolina, specializes in reverse logistics, promotion services, revenue recovery and information management.

Mounts, 46, joined Domino’s in October 2005, in the position of Chief Financial Officer and later transitioned to run the company’s supply chain business from September 2007 to present.

“David Mounts has done a great job with our supply chain business. He took over a very strong operation and made it even stronger. We wish him the very best in his new position, and know he will do a great job at Inmar, too,” said Doyle.

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery. Domino’s is listed on the NYSE under the symbol “DPZ.” Through its primarily locally-owned and operated franchised system, Domino’s operates a network of 9,000 franchised and Company-owned stores in the United States and over 60 international markets. The Domino’s Pizza® brand, named a Megabrand by Advertising Age magazine, had global retail sales of over $5.6 billion in 2009, comprised of nearly $3.1 billion domestically and over $2.5 billion internationally. Domino’s Pizza was named “Chain of the Year” by Pizza Today magazine, the leading publication of the pizza industry. In 2009, Domino’s ranked number one in customer satisfaction in a survey of consumers of the U.S. largest limited service restaurants, according to the annual American Customer Satisfaction Index (ACSI). Domino’s has expanded its menu significantly since 2008 to include Oven Baked Sandwiches and BreadBowl Pasta, and recently debuted its ‘Inspired New Pizza’ – a permanent change to its core hand-tossed product, reinvented from the crust up with new sauce, cheese and garlic seasoned crust.

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